Exhibit 11

                Opinion and Consent of Matthew A. Swendiman, Esq.
               with respect to legality of the shares being issued


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                                                     April 16, 2004

Phoenix Equity Series Fund
101 Munson Street
Greenfield, Massachusetts 01301

Ladies and Gentlemen:

         Reference is made to the registration statement on Form N-14A filed on January 30, 2004 with the Securities and Exchange Commission with respect to Class A, Class B and Class C shares of beneficial interest (the "Shares") of Phoenix Equity Series Fund, a Delaware Statutory Trust (the "Surviving Trust"), representing interests in the Phoenix-Oakhurst Growth & Income Fund (the "Surviving Series"), a series of the Surviving Trust, to be issued pursuant to a certain Agreement and Plan of Reorganization (the "Reorganization Agreement") between the Surviving Series and Phoenix-Oakhurst Strategy Fund (the "Merging Series"), a series of the Phoenix Trust, dated as of March 19, 2004, described in the Registration Statement.

         We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Reorganization Agreement, will be validly issued, fully paid and non-assessable by the Trust.

                                       Very truly yours,

                                       /s/ Matthew A. Swendiman
                                       Matthew A. Swendiman
                                       Assistant Secretary